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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.      )

Filed by the Registrant / /
Filed by a Party other than the Registrant /X/
Check the appropriate box:
/ /	Preliminary Proxy Statement
/ /	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
/ /	Definitive Proxy Statement
/ /	Definitive Additional Materials
/X/	Soliciting Material Pursuant to §240.14a-12

(Name of Registrant as Specified In Its Charter)
IKOS SYSTEMS, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/	No fee required.
/ /	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
/ /	Fee paid previously with preliminary materials.
/ /
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Filed by IKOS Systems, Inc.
Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934
Subject Company: IKOS Systems, Inc.
Commission File No. 0-18623

[IKOS LETTERHEAD]

Editorial Contacts:

Company
Joe Rockom
Chief Financial Officer
(408) 284-8514
joe@ikos.com

FOR IMMEDIATE RELEASE

IKOS REPORTS SYNOPSYS DID NOT REVISE MERGER TERMS

—Deadline To Improve Offer Expired 6:00 p.m. California Time On March 11, 2002—

San Jose, Calif., March 12, 2002—IKOS Systems, Inc. (Nasdaq:IKOS) today announced that it had not received a proposal from Synopsys, Inc. (Nasdaq:SNPS) to amend the terms and conditions of the merger agreement between IKOS and Synopsys as of 6:00 p.m. on March 11, 2002. IKOS gave written notice to Synopsys on March 4, 2002 that the merger agreement submitted in executed form by Mentor Graphics Corporation (Nasdaq:MENT) on January 16, 2002 constituted a Superior Proposal under the Synopsys merger agreement. Pursuant to the Synopsys merger agreement, Synopsys had 5 business days from the date of receipt of such notice, or until 6:00 p.m. California time on March 11, 2002, to make an offer that was at least as favorable to the IKOS stockholders as the proposed Mentor agreement. IKOS intends to take the necessary steps to terminate the Synopsys merger agreement, including payment of the $5.5 million termination fee to Synopsys, and then enter into the merger agreement proffered by Mentor on January 16, 2002. Mentor confirmed on March 11, 2002 that this merger agreement is still available for acceptance by IKOS.

About IKOS Systems

IKOS Systems, Inc. (Nasdaq:IKOS) is a technology leader in high-performance, hardware assisted design verification. IKOS' mission is to develop and deliver high performance solutions that enable its customers to verify the functional correctness of their complex electronic system designs. IKOS has direct sales operations in North America, the UK, France, Germany, The Netherlands, Japan and India, and a distribution network throughout Asia-Pacific. The corporate headquarters is located at 79 Great Oaks Blvd., San Jose, Calif., 95119, 408/284-0400.

ADDITIONAL INFORMATION

IKOS Systems, Inc. has filed a Schedule 14D-9 with the Securities and Exchange Commission relating to a cash tender offer commenced by Mentor Graphics Corporation to acquire all outstanding shares of IKOS common stock and investors and security holders are able to obtain free copies of this document through the web site maintained by the SEC at http://www.sec.gov.

        In connection with the proposed merger between IKOS and Synopsys, Inc., Synopsys, Inc. filed a Registration Statement on Form S-4 (including a Proxy Statement/Prospectus) and IKOS filed a Preliminary Proxy Statement on August 9, 2001, an Amendment No. 1 to the Registration Statement on Form S-4 and Proxy Statement/Prospectus was filed on October 18, 2001, and an Amendment No. 2 to the Registration Statement on Form S-4 and Proxy Statement/Prospectus was filed on February 8, 2002 (Registration No. 333-67184), each containing information about the proposed merger, with the Securities and Exchange Commission ("SEC"). At such time the SEC declares the Form S-4

Registration Statement (including the Proxy Statement/Prospectus) to be effective, IKOS will mail the Proxy Statement/Prospectus to IKOS stockholders. Investors and security holders are urged to read the Registration Statement and the Proxy Statement/Prospectus carefully when each document becomes available. The Registration Statement and the Proxy Statement/Prospectus contain important information about Synopsys, IKOS, the proposed merger and related matters. Investors and security holders will be able to obtain free copies of these documents through the web site maintained by the SEC at http://www.sec.gov.

Free copies of the Registration Statement, Proxy Statement/Prospectus and Synopsys' other filings may also be obtained by accessing Synopsys' web site at http://www.synopsys.com or by directing a request by mail or telephone to Synopsys, Inc., 700 East Middlefield Rd., Mountain View, California 94043, (650) 584-5000. Free copies of the Proxy Statement/Prospectus and IKOS' other filings may also be obtained by accessing IKOS' web site at http://www.ikos.com or by directing a request by mail or telephone to IKOS Systems, Inc., 79 Great Oaks Blvd., San Jose, California 95119, (408) 284-0400.

You may read and copy any reports, statements and other information filed by Synopsys and IKOS at the SEC public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549 or at the Commission's other public reference rooms in New York, New York and Chicago, Illinois. Please call the Commission at 1-800-SEC-0330 for further information on public reference rooms. Synopsys' and IKOS' filings with the Commission are also available to the public from commercial document-retrieval services and the web site maintained by the Commission at http://www.sec.gov.

Synopsys and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders by IKOS and its Board of Directors in favor of the adoption and approval of the merger agreement and approval of the merger.

IKOS and its directors and executive officers may be deemed to be participants in the solicitation of proxies from IKOS stockholders in favor of the adoption and approval of the merger agreement and approval of the merger. Investors and securities holders may obtain additional information regarding the interests of the participants from IKOS' filings with the SEC under Rule 14a-12 of the Exchange Act of 1934, as amended.

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  Filed by IKOS Systems, Inc. Pursuant to Rule 14a-12 of the Securities Exchange Act of 1934 Subject Company: IKOS Systems, Inc. Commission File No. 0-18623
IKOS REPORTS SYNOPSYS DID NOT REVISE MERGER TERMS
—Deadline To Improve Offer Expired 6:00 p.m. California Time On March 11, 2002—